EXHIBIT 2.1

                          PURCHASE AND SALE AGREEMENT

                                    BETWEEN

                     TRANSAMERICAN WASTE INDUSTRIES, INC.,

                                      AND

                                SANIFILL, INC.,

                       SANIFILL OF TEXAS HAULING, INC.,

                            SUNRAY SERVICES, INC.,

                    S & J LANDFILL LIMITED PARTNERSHIP, AND

                    BRAZORIA COUNTY RECYCLING CENTER, INC.


                                                              DECEMBER 3, 1996
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                               TABLE OF CONTENTS

                                                                          PAGE

ARTICLE 1.        SALE OF STOCK AND/OR ASSETS..............................  1
      Section 1.1       Description of Assets..............................  1
            (a)   Houston Area Front-End Loader Assets.....................  1
            (b)   Channelview Rearload Assets..............................  2
            (c)   Garage Facilities........................................  2
            (d)   Sunray Type IV Landfill..................................  3
      Section 1.2       Baytown/Angleton Airspace Assets...................  3
      Section 1.3       Retained Items.....................................  5

ARTICLE 2.        PURCHASE PRICE...........................................  5
      Section 2.1       Consideration......................................  5
      Section 2.2       Down Payment.......................................  6
      Section 2.3       Cash Payment.......................................  6
      Section 2.4       Grant of Warrants..................................  6
      Section 2.5       Post-Closing Adjustment............................  6
            (a)   Calculation of Net Working Capital on the Closing Date...  6
            (b)   Payment of Adjustment Amount.............................  6
      Section 2.6       Contingency in Respect of Expansion Permit.........  6
      Section 2.7       Accounts Receivable; Prepaid Services..............  7

ARTICLE 3.        ASSUMPTION OF OBLIGATIONS................................  7

ARTICLE 4.        CLOSING..................................................  8
      Section 4.1       Time and Place of Closing..........................  8
      Section 4.2       Deliveries by Sellers..............................  8
      Section 4.3       Deliveries by Buyer................................  8

ARTICLE 5.        REPRESENTATIONS AND WARRANTIES OF SELLERS................  9
      Section 5.1       Representations and Warranties.....................  9
            (a)   Authority................................................  9
            (b)   Compliance with Law......................................  9
            (c)   Containers, etc..........................................  9
            (d)   Front-End and Rearload Trucks............................  9
            (e)   Customer Contracts.......................................  9
            (f)   Title to the Assets...................................... 10
            (g)   Litigation............................................... 10
            (h)   Tax Matters.............................................. 10
            (i)   The Landfill............................................. 10
            (j)   The Final Judgment....................................... 11
            (k)   Disclaimer Regarding Assets.............................. 11
      Section 5.2       Survival........................................... 12

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ARTICLE 6.        REPRESENTATIONS AND WARRANTIES OF BUYER.................. 12
      Section 6.1       Representations and Warranties..................... 12
            (a)   Corporate Organization................................... 12
            (b)   Authorization............................................ 12
            (c)   Noncontravention......................................... 12
            (d)   Investment Intent........................................ 13
            (e)   Available Funds.......................................... 13
      Section 6.2       Survival........................................... 13

ARTICLE 7.        TERMINATION.............................................. 13
      Section 7.1       Termination........................................ 13
      Section 7.2       Effect of Termination.............................. 14
      Section 7.3       Pre-Closing Damages................................ 14

ARTICLE 8.        CONDITIONS TO CONSUMMATION OF THE AGREEMENT.............. 14
      Section 8.1       Conditions to Each Party's Obligation to
                         Effect the Agreement.............................. 14
      Section 8.2       Conditions to Obligation of Sellers to
                         Effect the Agreement.............................. 14
      Section 8.3       Conditions to Obligation of Buyer to
                         Effect the Agreement.............................. 15

ARTICLE 9.        COVENANTS................................................ 15
      Section 9.1       Grantors' Covenants................................ 15
      Section 9.2       Buyer's Covenants.................................. 15
            (a)   Compliance with the Final Judgment....................... 15
            (b)   Release of Sureties and Bonds............................ 15
            (c)   Filing of Registration Statement......................... 15
      Section 9.3       Sellers' Covenants................................. 16
            (a)   Expansion Permit......................................... 16
            (b)   Maintain Subject Assets and Operations;
                    Non-Solicitation of Employees.......................... 16
      Section 9.4       Covenants of Each Party............................ 16
            (a)   Rearload Customer Contracts.............................. 16

ARTICLE 10.       INDEMNIFICATION.......................................... 17
      Section 10.1      Indemnification Provisions for
                         Benefit of Buyer.................................. 17
      Section 10.2      Indemnification Provisions for
                         Benefit of Sellers................................ 17
      Section 10.3      Procedure for Indemnification of
                         Third Party Claims................................ 17
      Section 10.4      Negligence and Strict Liability.................... 18
      Section 10.5      Subrogation........................................ 18
      Section 10.6      Limitations on Indemnification
                         Provisions; Exclusive Remedy...................... 18
            (a)   Deductible and Maximum Aggregate Liability............... 18
            (b)   Waiver of Non-Compensatory Damages....................... 18
            (c)   Waiver of Right to Rescission............................ 18
            (d)   Mitigation Obligation.................................... 18
            (e)   Exclusive Remedy; Waiver and Release..................... 18

ARTICLE 11.       GENERAL.................................................. 19
      Section 11.1      No Third Party Beneficiaries....................... 19
      Section 11.2      Notices............................................ 19
      Section 11.3      Use of Name........................................ 19

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      Section 11.4      Entire Agreement................................... 20
      Section 11.5      Expenses of Transaction............................ 20
      Section 11.6      Broker's Commission................................ 20
      Section 11.7      Modification; Remedies Cumulative.................. 20
      Section 11.8      Severability....................................... 20
      Section 11.9      Availability of Records............................ 20
      Section 11.10     Sales and Other Taxes.............................. 20
      Section 11.11     Allocation of Purchase Price....................... 21
      Section 11.12     Definition of Knowledge............................ 21
      Section 11.13     Construction....................................... 21
      Section 11.14     Governing Law...................................... 21
      Section 11.15     DTPA Waiver........................................ 21

EXHIBIT 1.2(d)(iii) Form of Agreement of Assignee.......................... 24
SCHEDULE 1.1(a)(i) Front-End Containers.................................... 25
SCHEDULE 1.1(a)(ii) Front-End Trucks....................................... 26
SCHEDULE 1.1(b)(i) Rearload Containers, Carts and Compactors............... 27
SCHEDULE 1.1(b)(ii) Rearload Trucks........................................ 28
SCHEDULE 1.1(c) Description of Garage Facilities........................... 29
SCHEDULE 1.1(d)(i) Description of the Land................................. 30
SCHEDULE 1.1(d)(iv) Description of Personal Property and
  Equipment at the Landfill................................................ 31
SCHEDULE 1.3 Specified Retained Items...................................... 32
SCHEDULE 5.1(b) Notices of Violations...................................... 33
SCHEDULE 5.1(g) Pending or Threatened Claims............................... 34

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                             INDEX OF DEFINITIONS

TERM                                                                   SECTION

Agreement..............................................Introductory Paragraphs
Airspace Tonnage...........................................................1.2
Assumed Liabilities..........................................................3
Brazoria Recycling.....................................Introductory Paragraphs
Buyer..................................................Introductory Paragraphs
Cash Payment...............................................................2.3
Closing....................................................................4.1
Closing Date...............................................................4.1
Down Payment...............................................................2.2
Final Judgment..........................................................5.1(j)
Front-End Customer Contracts.......................................1.1(a)(iii)
Front-End Trucks....................................................1.1(a)(ii)
Grantors...................................................................1.2
Hauling................................................Introductory Paragraphs
Hazardous Materials.................................................5.1(i)(iv)
Houston Commercial Business..........................................1.1(a)(i)
Including................................................................11.13
Indemnified Party.........................................................10.3
Indemnifying Party........................................................10.3
Land.................................................................1.1(d)(i)
Landfill............................................................1.1(d)(ii)
Losses....................................................................10.1
Notice....................................................................10.3
Permit..............................................................1.1(d)(ii)
Permit Application.................................................1.1(d)(iii)
Rearload Customer Contracts........................................1.1(b)(iii)
Rearload Business.......................................................1.1(b)
Rearload Trucks.....................................................1.1(b)(ii)
Records..............................................................1.1(a)(v)
Retained Items.............................................................1.3
S&J Landfill...........................................Introductory Paragraphs
Sanifill...............................................Introductory Paragraphs
Securities Act..........................................................6.1(d)
Sellers................................................Introductory Paragraphs
Subject Assets.............................................................1.1
Sunray.................................................Introductory Paragraphs
Target Date................................................................2.6
Termination Notice......................................................7.1(b)
Third Person..............................................................10.3
TNRCC...................................................................1.1(d)
Transfer Taxes...........................................................11.10
Transferred Corporations...................................................2.5
Transferred Employee....................................................9.3(b)
Warrants...................................................................2.4

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                          PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT (the "AGREEMENT") is executed and delivered as of the third day of December, 1996, between TransAmerican Waste Industries, Inc., a Delaware corporation ("BUYER"), and Sanifill, Inc., a Delaware corporation ("SANIFILL"), Sanifill of Texas Hauling, Inc., a Texas corporation ("HAULING"), Sunray Services, Inc., a Delaware corporation ("SUNRAY"), S&J Landfill Limited Partnership, a limited partnership formed under Texas law ("S&J LANDFILL") and Brazoria County Recycling Center, Inc., a Texas corporation ("BRAZORIA RECYCLING"), (Sanifill, Hauling, Sunray, S&J Landfill and Brazoria Recycling are collectively referred to herein as "SELLERS").

                               P R E M I S E S:

      This Agreement contemplates a transaction in which Buyer will purchase (a) certain front-end loader assets and businesses in the Houston area specified below, (b) the rearload assets and the rearload business in the Channelview area specified below, (c) certain garage and office facilities, including the real property and improvements thereto, as specified below and (d) the Sunray Type IV landfill specified below, in each case through various asset sales or the acquisition of all of the capital stock of Hauling, and in addition S&J Landfill and Brazoria Recycling will grant to Buyer the right to dispose, over a ten-year period, up to a total of 2,000,000 tons of municipal solid waste at the Baytown and Angleton Type I landfills specified below.

      Now, therefore, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

                              A G R E E M E N T:

                                  ARTICLE 1.
                          SALE OF STOCK AND/OR ASSETS

      SECTION 1.1 DESCRIPTION OF ASSETS. In accordance with the terms of this Agreement, Buyer will purchase all of the capital stock of Hauling from Sanifill at the Closing. Buyer may designate one or more of its wholly-owned subsidiaries to purchase assets or stock hereunder provided that Buyer shall remain liable in all respects hereunder and under all agreements and instruments executed in connection herewith. Prior to the Closing, Hauling will have transferred and conveyed to other parties all of its assets, properties and operations other than those listed in SUBSECTIONS (A), (B), (C) AND (D) below, to the end that from and after the Closing the assets, properties and operations of Hauling shall consist only of the items specified in this SECTION 1.1 (collectively, the "SUBJECT ASSETS"):

            (a) HOUSTON AREA FRONT-END LOADER ASSETS. The following front-end loader waste collection, transportation, hauling and disposal business assets:

                  (i) all of the containers owned and used by Hauling in
            conducting the Houston Commercial Business as described in SCHEDULE 1.1(A)(I). As used herein, the term "HOUSTON COMMERCIAL BUSINESS" means the front-end loader commercial business currently conducted by Hauling in Harris, Chambers, Brazoria, Fort Bend, Montgomery, Walker and Galveston Counties in the State of Texas;



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                  (ii) the front-end loader trucks, and all attachments,
            accessories and materials handling equipment now located in or on such motor vehicles, as described in SCHEDULE 1.1(A)(II) (the "FRONT-END TRUCKS");

                  (iii) all contractual rights of Hauling with Hauling's
            customers (whether oral or in writing), and all customer accounts, in each case attributable to the Houston Commercial Business (the "FRONT-END CUSTOMER CONTRACTS"), as Buyer has had access to or have otherwise been made available to Buyer;

                  (iv) all of Hauling's inventory of parts, tires and
            accessories of every kind, nature and description used or held for use in the Houston Commercial Business; and

                  (v) the books and records, excluding original copies of the tax returns and business records that are Retained Items set forth in SECTION 1.3(B) (the "RECORDS"), that primarily relate to the Houston Commercial Business.

            (b) CHANNELVIEW REARLOAD ASSETS. The rearload residential waste collection, transportation, hauling and disposal business presently served by the Channelview garage located at 999 Ashland in Channelview, Texas (the "REARLOAD BUSINESS"), including:

                  (i) all of the containers, carts and compactors used or for use in the Rearload Business as described in SCHEDULE 1.1(B)(I);

                  (ii) the rearload trucks, and all attachments, accessories and materials handling equipment now located in or on such motor vehicles (the "REARLOAD TRUCKS"), as described in SCHEDULE 1.1(B)(II);

                  (iii) all contractual rights of Hauling with Hauling's
            customers (whether oral or in writing), and all customer accounts, of the Rearload Business (the "REARLOAD CUSTOMER CONTRACTS"), as Buyer has had access to or have otherwise been made available to Buyer;

                  (iv) all of Hauling's inventory of parts, tires and
            accessories of every kind, nature and description used or held for use in the Rearload Business; and

                  (v) the Records that primarily relate to the Rearload
            Business.

            (c) GARAGE FACILITIES. The following garage facilities, including the real property and improvements thereon, as further described and defined on SCHEDULE 1.1(C):

                  (i) the Channelview Facility located at 999 Ashland in
            Channelview, Texas; and

                  (ii) the Tanner Road Facility located at 10554 Tanner Road in
            Houston, Texas.



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            (d)   SUNRAY TYPE IV LANDFILL:

                  (i) the real property described on SCHEDULE 1.1(D)(I) attached hereto (the "LAND") and all improvements on and all fixtures related to the Land;

                  (ii) the Permit No. MSW-1849, being a State of Texas Permit for a Type IV landfill ("PERMIT") authorizing and permitting the operation of a Type IV landfill (the "LANDFILL") on the Land;

                  (iii) the Permit Amendment Application 1849A for an additional
            19.99 acres adjacent to the currently permitted area (the "PERMIT APPLICATION");

                  (iv) all personal property and equipment located at the
            Landfill used or held for use in the operation of the Landfill and listed on SCHEDULE 1.1(D)(IV);

                  (v) all engineering and architectural drawings, plans and
            designs owned by Sunray relating to the Landfill; and

                  (vi) the Records that primarily relate to the Permit and the operations at the Landfill; PROVIDED, HOWEVER, that Sellers shall retain possession of, or retain copies of or otherwise have access to, all such Records, together with all items referred to in SECTIONS 1.1(D)(III) AND 1.1(D)(V) above to the extent necessary to discharge its obligations pursuant to SECTION 9.3(A) hereof.

In the event that the transactions set forth herein can be accomplished more expeditiously or at lower cost by means of one or more sales of assets directly to Buyer (or any subsidiary designated by Buyer), then in such event certain, or all, of the Subject Assets may be transferred to Buyer by means of such asset sale. Furthermore, to the extent certain of the Subject Assets are currently owned by a subsidiary of Sanifill other than Hauling, Sellers may at their option transfer all assets and operations other than the Subject Assets out of such subsidiary and thereafter transfer the stock of such subsidiary to Buyer on the Closing Date. In addition, in the event that the Texas Natural Resource Conservation Commission (the "TNRCC") has not approved the transfer of the Permit necessary to give effect to the transactions set forth herein on or before December 31, 1996, then the parties will enter into a management and operating agreement or similar arrangement to permit Buyer to operate the Landfill and receive the revenues therefrom, and providing that Buyer will pay all costs in connection with such operation, and indemnify and hold Sellers harmless in respect of such operation.

      SECTION 1.2 BAYTOWN/ANGLETON AIRSPACE ASSETS. S&J Landfill and Brazoria Recycling (collectively referred to as "GRANTORS") hereby grant to Buyer the right to dispose, over a ten-year period beginning on the Closing Date, and terminating on the tenth anniversary of the Closing Date, up to a total of 2,000,000 tons of municipal solid waste (the "AIRSPACE TONNAGE") in amounts not to exceed a total of 270,000 tons per year in the aggregate at the Hazelwood Type I landfill located at 4971 Tri-City Beach Road in Baytown, Texas (Permit No. 1535) and the Brazoria County Type I landfill located at 10310 FM 523 in Angleton, Texas (Permit No. 1539). Buyer's right to dispose or deliver waste, and Grantors' obligation to accept such waste or deliveries, as set forth in this SECTION 1.2 shall be suspended, in Grantors' sole discretion, in the event that Buyer is not in compliance with Grantors' non-discriminatory, uniform rules and procedures regarding the use of the above landfills or is at least forty-five days delinquent in payment of any invoices for the use of such landfills (unless there is a bona fide dispute over the payment of such invoiced amounts, provided that any non-disputed amounts are paid without

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delinquency). In connection with the conversion of yards to tons and vice-versa for purposes of this SECTION 1.2, Buyer and Sellers agree to implement a conversion rate of (a) 3.5:1 yards to tons in respect of commercial waste and
(b) 2.5:1 yards to tons in respect of residential waste.

            (a) Buyer will pay to Grantors, as applicable, for the disposal or delivery of such municipal solid waste the following fees for the periods indicated:

                  (i) an initial fee of $4.87 per yard of waste disposed at the
            Baytown or Angleton Type I landfills; or

                  (ii) an initial fee of $23.08 per ton of waste delivered to the Sam Houston Transfer Station (Permit No. 1471) or the WRS Transfer Station (Permit No. 1483).

      Buyer will be invoiced for such disposal and deliveries in the ordinary course of Grantors' business; PROVIDED, HOWEVER, that in no event will such billing be done more frequently than on a monthly basis.

            (b) Buyer shall further pay the Grantors, not later than 30 days after receipt of invoices therefor, the following additional costs incurred by them in connection with operation of such landfills and their receipt of waste as part of the Airspace Tonnage:

                  (i) any tax, fee, levy or charge imposed by any government or regulatory authority, including without limitation any increases in state fees imposed on the disposal of waste, and any increases in host fees or similar fees;

                  (ii) increases in costs of doing business resulting from
            revised laws, ordinances, regulations or other legal requirements, if any, to be borne by Grantors hereunder; and

                  (iii) each year from and after the first anniversary of the
            Agreement increases in fees as will give effect to an annual consumer price index price adjustment (based on the fee in effect at the beginning of the year net of taxes) as determined by the Consumer Price Index for All Urban Consumers, U.S. City Average - All Items, as published by the U.S. Department of Labor, Bureau of Labor Statistics.

      Grantors shall provide Buyer with reasonable justification for the basis of the increased costs specified above, including the manner in which the amount of such increase is calculated; and in the case of any increase pursuant to SECTION 1.2(B)(II) above, shall spread such increased costs uniformly over the available airspace affected by the increased costs, subject to any non-uniform adjustments that may reasonably be made to account for the economic impact of the specific changes involved.

            (c) Notwithstanding the foregoing provisions of SECTIONS 1.2(A) AND 1.2(B), in respect of waste disposed of by Buyer at Grantors' landfills pursuant to the above grant, Buyer shall be charged a disposal fee equal to the lower of (i) the fee set forth in SECTIONS 1.2(A) AND 1.2(B) above;
      (ii) Grantors' then-current internal gate rate for the applicable landfill at the time of disposal; or (iii) the lowest rate charged by Grantors at the time of disposal to any unaffiliated third party for disposal at the applicable landfill. The provisions of this SUBSECTION (C) shall not apply to waste deposited at a transfer station.

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            (d) all or any portion of the Airspace Tonnage may be assigned by
      Buyer at any time from and after the Closing Date and from time to time, provided the following procedures are followed in connection with such assignment:

                  (i) Buyer will give Sellers written notice of any proposed assignment, including information reasonably identifying the proposed assignee, at least ten business days prior to the effective date of any such assignment;

                  (ii) such assignment will be void and of no effect, and
            Sellers shall be under no obligation to give effect to such assignment, in the event that within five (5) business days of their receipt of a notice of proposed transfer Sellers notify Buyer in writing that Sellers do not consent to such transfer on the grounds that, based on prior actions of the proposed assignee, Sellers reasonably and in good faith believe the assignee will not comply with its obligations pursuant to the terms of this Agreement; and

                  (iii) no such assignment will become effective unless and
            until Buyer and its assignee have executed and delivered to Buyer an agreement in the form attached hereto as EXHIBIT 1.2(D)(III), pursuant to which, among other matters, such assignee agrees to be bound by the terms of this Agreement regarding the Airspace Tonnage.

      SECTION 1.3 RETAINED ITEMS. Anything in SECTIONS 1.1 AND 1.2 to the contrary notwithstanding, there shall be excluded from the Subject Assets the following items (the "RETAINED ITEMS"):

            (a)   all cash and cash equivalent instruments;

            (b) Sellers' tax returns and any business records which might reasonably be required by Sellers in preparation of Sellers' tax returns, provided that Buyer shall be provided copies thereof or given reasonable access thereto;

            (c)   any and all rights to tax refunds and credits;

            (d) any intellectual property rights and proprietary processes and technology of Sellers, including without limitation all trademarks and the use of their business names;

            (e) all accounts receivable for services performed by Sellers on or prior to the Closing Date in respect of the Subject Assets and the businesses and operations primarily related thereto; and

            (f) those certain items, including the specified office furniture, listed on SCHEDULE 1.2 hereto.

                                  ARTICLE 2.
                                PURCHASE PRICE

      SECTION 2.1 CONSIDERATION. Buyer shall pay to Sellers for the Subject Assets the Down Payment, the Cash Payment (in each case as defined below) and the grant of warrants (set forth below). Such payments, together with the obligations undertaken by Buyer pursuant hereto (including its

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obligations in respect of the Assumed Liabilities), constitute the consideration to be paid by Buyer hereunder.

      SECTION 2.2 DOWN PAYMENT. Upon execution of this Agreement, Buyer has paid Sellers $1,000,000 by wire transfer or other payment in immediately available funds to Sellers' designated account as earnest money and as a nonrefundable down payment (the "DOWN PAYMENT") toward payment of the purchase price hereunder. The Down Payment will be nonrefundable except as specified in SECTION
7.2 below.

      SECTION 2.3 CASH PAYMENT. At the Closing, Buyer will pay to Sellers Twelve Million Six Hundred Thousand and No/100 Dollars ($12,600,000) (the "CASH PAYMENT") by wire transfer of immediately available funds to Sellers' designated account(s) on the Closing Date. Such Cash Payment is in addition to the Down Payment paid by Buyer to Sellers on December 3, 1996.

      SECTION 2.4 GRANT OF WARRANTS. At the Closing, Buyer will grant to Sellers warrants for the purchase of 1,500,000 shares of Buyer's common stock at an exercise price of $1.50 per share (the "WARRANTS"). The Warrants shall provide Sellers customary anti-dilution protection in respect of the underlying common stock, such that Sellers shall be protected from dilution resulting from stock splits, stock dividends, recapitalizations, mergers and similar corporate actions. The Warrants shall be exercisable for a period of at least five (5) years from the Closing Date, and shall be transferrable, together with the registration rights granted pursuant to SECTION 9.2(C) hereof.

      SECTION 2.5 POST-CLOSING ADJUSTMENT. In the event the transactions set forth herein are accomplished in whole or in part as a sale of stock, the following provisions shall apply as to the corporations sold to Buyer hereunder (the "TRANSFERRED CORPORATIONS").

            (a) CALCULATION OF NET WORKING CAPITAL ON THE CLOSING DATE. On or before the date that is forty-five (45) days after the Closing Date, Sellers' accountants shall compute in good faith the amount of net working capital of the Transferred Corporations as of the Closing Date (but without taking into account any termination of leases, notes, consulting agreements or other transactions effected in order to accomplish Sellers' sale of the capital stock of the Transferred Corporations, if applicable; PROVIDED HOWEVER, that any tax accruals in respect of such transactions will be taken into account) in accordance with GAAP, and shall provide Buyer a summary reflecting how such computations were made. Buyer shall review such computations and deliver any objections to Sellers within ten
      (10) days of receipt whereupon the parties shall in good faith resolve any disputes.

            (b) PAYMENT OF ADJUSTMENT AMOUNT. If the net working capital as of the Closing Date is (i) less than the zero, then Sellers, within five business days of such computation, shall pay Buyer, by check, an amount equal to the negative amount of net working capital at the Closing Date or
      (ii) greater than the zero, then Buyer, within five business days of such computation, shall pay Sellers, by check, an amount equal to the positive amount of net working capital at the Closing Date.

      SECTION 2.6 CONTINGENCY IN RESPECT OF EXPANSION PERMIT. In the event that it is determined that the TNRCC has denied approval of the application to expand the Permit on substantially the terms set forth in the Permit Application, or has denied its approval to transfer such expansion permit to Buyer as set forth in SECTION 9.3(A), and such denials have become final and subject to no further appeal, then (a) Sellers shall pay to Buyer $1,575,000 by corporate check or by wire transfer to Buyer's designated

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account(s); (b) Sellers will not be obligated to convey to Buyer the portion of the Land subject to the Permit Application; and (c) the foregoing contingent payment shall constitute the sole and exclusive remedy of Buyer for such failure to expand the Permit and provide for its transfer to Buyer. In the event that the TNRCC grants the Permit Application for a permitted airspace capacity of less than 2,750,000 cubic yards, Sellers shall pay to Buyer by corporate check or wire transfer to Buyer's designated account an amount equal to the product obtained by multiplying $1,575,000 by a fraction, the numerator of which is the difference obtained by subtracting the number of cubic yards of airspace permitted for the expansion permit from 2,990,000 and the denominator of which is 2,990,000.

      In addition to the foregoing, in the event that the Permit Application has not been approved by the TNRCC by the later of (x) the date the Landfill is completely filled or (y) September 30, 1996 (the "TARGET DATE") then Sellers shall on the Target Date deposit the $1,575,000 contingent payment into escrow. Such funds shall be held by the escrow agent until the earlier to occur of (a) such time as the TNRCC has denied approval of the application to expand the Permit, or has denied its approval to transfer such expansion permit to Buyer, at which time such payment shall be delivered to Buyer or (b) such time as the Permit Application is approved by the TNRCC, at which time such payment shall be returned to Sellers. Buyer shall be paid all interest accrued by the $1,575,000 contingent payment while such payment is held by the escrow agent.

      SECTION 2.7 ACCOUNTS RECEIVABLE; PREPAID SERVICES. The provisions of this
SECTION 2.7 shall apply to any assets and operations that are transferred by asset sale rather than by stock sale. All accounts receivable of Sellers for service through the Closing Date and all preceding months are retained items of Sellers. Accordingly, Buyer shall have no obligation whatsoever to Sellers in connection with such accounts receivable, nor shall Buyer in any way have any responsibility for collecting such accounts receivable. In the event, however, that Buyer receives payments on Sellers' accounts receivable that are clearly marked to indicate that they relate to Sellers' accounts receivable, Buyer shall promptly remit such payments to Sellers. In the event either party receives payments on accounts receivable with respect to periods both before and after the Closing Date, such payments shall be divided pro rata between Sellers and Buyer to conform to the division of accounts receivable set forth in this Section, and each party shall promptly remit to the other any portion of such payments due to the other party pursuant thereto. In the event that, notwithstanding Sellers' customary practices, Sellers receive any prepayment for services to be rendered by Buyer after the Closing Date in respect of the Subject Assets and the businesses and operations related thereto, Sellers shall promptly remit to Buyer all such prepayments to the extent they are attributable to such post-Closing services.

                                  ARTICLE 3.
                           ASSUMPTION OF OBLIGATIONS

      Pursuant to this Agreement, and as part of the consideration paid by Buyer hereunder, Buyer shall assume all liabilities, duties and obligations of every kind whatsoever of Sellers (a) relative to the ownership or operation of the Subject Assets from and after the Closing Date, including without limitation (i) Hauling's obligations pursuant to the express terms of the written Front-End Customer Contracts and Hauling's obligations pursuant to the express terms of the Rearload Customer Contracts and (ii) the written summaries of oral Front-End Customer Contracts provided by Hauling to Buyer and the written summaries of oral Rearload Customer Contracts provided by Hauling to Buyer, (b) relative to the condition of the Subject Assets existing as of the Closing Date and (c) before, on or after the Closing Date (except to the extent Sellers have expressly agreed hereunder to indemnify Buyer in respect of such matters) relative to (i) the status of title to any real property or real property interests, (ii) any matter or circumstance relating to environmental laws, the release of materials into the environment or protection of the environment or health, regardless in each case whether known or unknown and (iii) any loss caused relative to or arising from any materials deposited as a part of the Airspace Tonnage which materials are not permitted to be accepted by the applicable permits relative to such Airspace Tonnage or are otherwise deposited in violation of any applicable laws (the foregoing referred to as the "ASSUMED LIABILITIES").

                                  ARTICLE 4.
                                    CLOSING

      SECTION 4.1 TIME AND PLACE OF CLOSING. The closing of the transactions set forth herein (the "CLOSING") shall take place at the offices of Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, Suite 1900, Houston, Texas 77002, on December 31, 1996 or at such earlier date and time as the closing conditions specified in ARTICLE 8 have been satisfied (the "CLOSING DATE"), and shall be effective for all purposes as of 12:01 a.m., local time, on the Closing Date.

      SECTION 4.2 DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver to Buyer, each as applicable:

            (a) a bill of sale conveying, selling, transferring and assigning to Buyer the Subject Assets, as applicable in event of one or more asset sales hereunder, and assigning to Buyer Sellers' rights in any contracts that may be transferred hereunder by asset sale;

            (b) special warranty deeds conveying the Channelview and Tanner Road Facilities, including real property and improvements thereto, to Buyer;

            (c) motor vehicle certificates of title and registrations to the Front-End Trucks, the Rearload Trucks and any certificated vehicles located on the Land and used in the operation of the Landfill, properly endorsed to Buyer, as applicable in the event of one or more asset sales hereunder;

            (d) a special warranty deed conveying the Land, and all improvements on and all fixtures related to the Land, to Buyer, in the event such Land is transferred by asset sale; PROVIDED, HOWEVER, that the portion of the Land subject to the Permit Application need not be conveyed to Buyer until such time as the Permit Application has been granted;

            (e) title insurance policies covering the Land, the Channelview Facility and the Tanner Road Facility;

            (f) the stock certificates of Hauling, endorsed in blank or accompanied by duly executed assignment documents;

            (g) certificates of good standing for each Seller organized as a corporation; and/or

            (h)   an officer's certificate pursuant to SECTION 8.3.

      SECTION 4.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to
Sellers:

            (a)   the Cash Payment;

            (b)   the Warrants;

            (c) an assumption agreement evidencing Buyer's assumption of the Assumed Liabilities; and

            (d)   an officer's certificate pursuant to SECTION 8.2.

                                  ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

      SECTION 5.1 REPRESENTATIONS AND WARRANTIES. Sellers represent and warrant to Buyer that:

            (a) AUTHORITY. Sellers have full power and capacity, are under no legal restraint, and have all necessary authority to enter into this Agreement, perform Sellers' obligations hereunder and consummate the transactions contemplated hereby. Sellers (other than S&J Landfill) are corporations duly organized and constituted and in good standing under the laws of their respective states of incorporation. S&J Landfill is a limited partnership duly formed under the Texas Revised Uniform Limited Partnership Act. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Sellers with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, their respective Articles of Incorporation or Bylaws (or, in the case of S&J Landfill, its Agreement of Limited Partnership). This Agreement constitutes a valid obligation of Sellers enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

            (b) COMPLIANCE WITH LAW. Except as disclosed in SCHEDULE 5.1(B), since June 1, 1993, Sellers have not received any notice alleging any violation of applicable federal, state or local laws, statutes, ordinances, permits, licenses, orders, approvals, variances, rules or regulations or judicial or administrative decisions, except for insignificant instances of non-compliance that would not, individually or in the aggregate, have a material adverse effect upon the Subject Assets, the Houston Commercial Business or the Rearload Business.

            (c) CONTAINERS, ETC. Listed on SCHEDULE 1.1(A)(I) hereto is a complete and accurate list of all containers owned by Hauling with respect to the Houston Commercial Business. Listed on SCHEDULE 1.1(B)(I) hereto is a complete and accurate list of all containers, carts and compactors owned by Hauling with respect to the Rearload Business.

            (d) FRONT-END AND REARLOAD TRUCKS. Listed on SCHEDULE 1.1(A)(II) hereto is a complete and accurate list of all Front-End Trucks used in the Houston Commercial Business and listed on SCHEDULE 1.1(B)(II) hereto is a complete and accurate list of all Rearload Trucks used in the Rearload Business.

            (e) CUSTOMER CONTRACTS. A complete and accurate set of all Front-End Customer Contracts and Rearload Customer Contracts has been delivered to Buyer simultaneously with the execution of this Agreement. Hauling is currently providing services pursuant to each Front-End Customer Contract and Hauling is currently providing services pursuant to each Rearload Customer Contract. As to each Rearload Customer Contract, either (i) no approval of the customer is needed to give effect to the transactions set forth herein, (ii) the approval of the customer to give effect to the transactions set forth herein has been obtained or (iii) adequate provision has been made to hold Buyer harmless in respect of any Rearload Customer Contract as to which such approval is required and has not been obtained (and in the event such provision involves Sellers' retention of the obligation to perform such contract, Sellers shall retain the motor vehicles and the equipment dedicated to performing such contract, and deduct the net book value thereof from the purchase price otherwise payable in respect of the Subject Assets).

            (f) TITLE TO THE ASSETS. Sellers have good and marketable title to the Subject Assets, as applicable, free and clear of all liens and security interests. By virtue of the grant, conveyance, sale, transfer, and assignment of the Subject Assets hereunder, Buyer shall receive good and marketable title (or in the case of Subject Assets consisting of real estate, good and indefeasible title) to the Subject Assets free and clear of all liens and security interests.

            (g) LITIGATION. Except as set forth on SCHEDULE 5.1(G) hereof, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to Sellers' knowledge threatened, against Sellers, or involving the Subject Assets, the Houston Commercial Business or the Rearload Business or the transactions set forth herein, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority. Except as set forth on such Schedule, Sellers have received no notice of any of the above.

            (h) TAX MATTERS. Sellers have filed all income tax returns that they were required to file, and have paid all income taxes shown thereon as owing, except where the failure to file income tax returns or to pay income taxes would not have a material adverse effect on the financial condition of Sellers taken as a whole. Sellers have paid, or have made provision on their books for payment of, all taxes incurred in the operation of the Subject Assets through the Closing Date. Sellers are not a party to any income tax allocation or sharing agreement.

            (i) THE LANDFILL. To Sellers' knowledge, the following statements are true in all material respects:

                  (i) The Land is, and at all times during its operation has been, fully licensed, permitted and authorized as a State of Texas Type IV landfill under applicable laws;

                  (ii) As of the date hereof, Sellers are not in default under any applicable laws or under any order of any court or governmental administrative body having jurisdiction over Sellers, the Land or the Permit, or any operations or activities thereon or thereunder, and which default would have a material adverse effect on Sellers, the Land or the Permit;

                  (iii) As of the date hereof, there are no claims, actions, suits or proceedings, at law or in equity, pending or threatened, against or directly involving Sellers, before any court or administrative body, and which claims, actions, suits or proceedings directly involve the Land, the Permit or the Landfill, and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received by Sellers. Furthermore, there are no actions, suits or proceedings pending against Sellers, or threatened to be brought against Sellers, in any court or before any administrative agency or authority which, if adversely determined, would (A) adversely affect the ability of Sellers or Buyer to operate the Landfill in the manner in which it is currently operated; (B) adversely affect the ability of Sellers to perform their respective obligations hereunder and in connection with the transactions contemplated hereby or (C) result in any liability being imposed on Buyer or any lien, charge or encumbrance being imposed on the Landfill;

                  (iv) Except for small quantities of materials and substances commonly contained in municipal solid waste and non-hazardous industrial solid waste, Sellers have never knowingly owned, leased, had an interest in, generated, transported, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous wastes, hazardous substances, toxic wastes or substances, or radioactive waste, as those terms are defined by applicable laws regarding environmental matters (collectively, "HAZARDOUS MATERIALS");

                  (v) As of the date hereof, the Land does not contain any
            underground or above-ground storage tanks or transformers containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other laws applicable to underground or above-ground storage tanks or transformers;

                  (vi) As of the date hereof, Sellers have not received any type of summons or written notice from the TNRCC, or any other local, state or federal governmental entity, in regard to any alleged violation by Sellers of that part or portion of the applicable laws which would apply to the receipt and/or storage of any Hazardous Materials by Sellers at the Landfill; and

                  (vii) As of the date hereof, there has been no storage of
            disposable materials or dirt on the Land by Sellers that would violate the horizontal or vertical storage restrictions imposed upon the Landfill by the Permit.

            (j) THE FINAL JUDGMENT. Sellers have satisfied, and will in all respects satisfy and comply with, all obligations and requirements applicable to Sellers in respect of Buyer under the Final Judgment dated as of September 3, 1996 entered in the suit styled UNITED STATES OF AMERICA, ET. AL. V. USA WASTE SERVICES, INC., ET. AL. Civil Action No. 962031 in the United States District Court for the District of Columbia (the "FINAL JUDGMENT").

            (k) DISCLAIMER REGARDING ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF THE FACILITIES, REALTY RIGHTS, IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE SUBJECT ASSETS (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, AND (g) ANY IMPLIED OR

      EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH), IT BEING THE EXPRESS INTENTION OF BUYER AND SELLERS THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT) THE FACILITIES, REALTY RIGHTS, IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE SUBJECT ASSETS SHALL BE CONVEYED TO BUYER "AS IS" "WHERE IS" AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLERS THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE FACILITIES, REALTY RIGHTS, IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE SUBJECT ASSETS AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE FACILITIES, REALTY RIGHTS, IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE SUBJECT ASSETS "AS IS" "WHERE IS," IN THEIR PRESENT CONDITION AND STATE OF REPAIR. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

      SECTION 5.2 SURVIVAL. Each of the representations and warranties set forth in this ARTICLE 5 or elsewhere in this Agreement shall survive Closing (unless Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and the transfer of the Subject Assets and shall remain in effect for a period of one year thereafter.

                                  ARTICLE 6.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      SECTION 6.1 REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Sellers that:

            (a) CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) AUTHORIZATION. Buyer has all requisite corporate power and corporate authority to enter into this agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Buyer with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, Buyer's Articles of Incorporation or Bylaws or, in any material respect, any material agreement or instrument to which Buyer is a party or by which it is bound. All necessary corporate action has been taken by Buyer with respect to the execution and delivery of this Agreement, and this Agreement constitutes a valid obligation of Buyer enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

            (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions contemplated hereby), will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its Articles of Incorporation or Bylaws. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions contemplated hereby).

            (d) INVESTMENT INTENT. In connection with the purchase of the capital stock of Hauling and any subsidiary of Hauling, by Buyer, if applicable, Buyer hereby represents and warrants that the securities to be acquired by Buyer pursuant to this Agreement are being acquired by Buyer for Buyer's own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act of 1933 (the "SECURITIES ACT") and the rules and regulations thereunder, and that Buyer will not distribute any of such securities in violation of the Securities Act.

            (e) AVAILABLE FUNDS. Buyer has sufficient funds available to pay the Cash Payment on the Closing Date.

      SECTION 6.2 SURVIVAL. Each of the representations and warranties set forth in this ARTICLE 6 or elsewhere in this Agreement shall survive the Closing and the transfer of the Subject Assets and shall remain in effect for a period of one year thereafter.

                                  ARTICLE 7.
                                  TERMINATION

      SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

            (a)   by the written agreement of Buyer and Sellers;

            (b) by either Sellers or Buyer by written notice to the other (a "TERMINATION NOTICE") if (i) the U.S. Department of Justice makes an objection to this sale pursuant to the Final Judgment or (ii) the Closing has failed to occur on or before 5:00 p.m. Houston time on December 31, 1996, (or such later date as Sellers and Buyer shall agree in writing), except that neither Buyer nor Sellers shall terminate this Agreement by delivery of a Termination Notice while such party is in breach or default of its obligations hereunder;

            (c) by Buyer by written notice to Sellers if the representations and warranties of Sellers shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made, or Sellers have breached in a material respect their covenants hereunder; or

            (d) by Sellers by written notice to Buyer if the representations and warranties of Buyer shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made, or Buyer has breached in a material respect its covenants hereunder.

      SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to the provisions of SECTION 7.1, this Agreement shall become void and have no effect, without any liability to any person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or affiliates, except as specified in SECTION 11.5 and except for any liability resulting from such party's breach of this Agreement. Notwithstanding the foregoing, in the event this Agreement is terminated as a result of (a) Sellers' default, (b) an objection to the sale by the U.S. Department of Justice pursuant to the Final Judgment or (c) the failure to satisfy the closing conditions specified at SECTIONS 8.1(B) OR 8.1(C) resulting from any litigation, proceeding, order or the like (provided that Buyer has not directly or indirectly caused, instigated, participated in or been at fault in respect of such matter), then in such event Sellers shall refund to Buyer the Down Payment promptly after such termination.

      SECTION 7.3 PRE-CLOSING DAMAGES. If this Agreement is terminated by either party, upon the default of or breach by the other party, prior to Closing, the parties agree that the damages resulting from such breach shall be limited to the amount of the Down Payment and the Cash Payment and shall be for actual damages only and not for consequential or punitive damages. Nothing contained in this SECTION 7.3 shall limit the right of either party to seek equitable relief (including the right of specific performance) in addition to monetary damages in the event of a breach by the other party.

                                  ARTICLE 8.
                  CONDITIONS TO CONSUMMATION OF THE AGREEMENT

      SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE AGREEMENT. The respective obligations of each party to effect the Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) the U.S. Department of Justice shall have confirmed that it will not make any objection to this sale pursuant to the Final Judgment, or the time period for making such objection pursuant to the Final Judgment shall have expired;

            (b) no statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any federal or state court or governmental authority that prohibits, restrains, enjoins, or restricts the consummation of the Agreement; and

            (c) no claim, action, suit, arbitration, inquiry proceeding, or investigation shall have been commenced by or before any United States federal, state, or local or any foreign government, governmental, regulatory, or administrative authority, agency, or commission or any court, tribunal or judicial or arbitral body against Buyer or Sellers seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that, in the reasonable good faith determination of any party, is likely to render it impossible or unlawful to consummate such transactions; PROVIDED, HOWEVER, that the provisions of this SECTION 8.1(C) shall not apply to any party that has directly or indirectly solicited or encouraged any such action.

      SECTION 8.2 CONDITIONS TO OBLIGATION OF SELLERS TO EFFECT THE AGREEMENT. The obligation of Sellers to effect the Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions: Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of Buyer contained in this Agreement that are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on the Closing Date as if made at and as of such time except as contemplated by this Agreement; and Sellers shall have received a certificate of the chairman of the board, the president, an executive vice president, a senior vice president, or the chief financial officer of Buyer as to the satisfaction of this condition.

      SECTION 8.3 CONDITIONS TO OBLIGATION OF BUYER TO EFFECT THE AGREEMENT. The obligations of Buyer to effect the Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions: Sellers shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing Date; the representations and warranties of Sellers contained in this Agreement that are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, except as contemplated by this Agreement; and Buyer shall have received a certificate of the chairman of the board, the president, or a vice president of each Seller as to the satisfaction of this condition.

                                  ARTICLE 9.
                                   COVENANTS

      SECTION 9.1 GRANTORS' COVENANTS. Grantors will in all respects satisfy and comply with SECTION IV.F of the Final Judgment, including operating the gate, scale house, and disposal area under terms and conditions no less favorable than those provided to Grantors' vehicles or the vehicles of any municipality in the Houston area, except as to price and credit terms.

      SECTION 9.2       BUYER'S COVENANTS.

            (a) COMPLIANCE WITH THE FINAL JUDGMENT. Buyer will in all respects satisfy and comply with all obligations and requirements applicable to a buyer of the Subject Assets under the Final Judgment and will comply with all of its obligations hereunder including without limitation those set forth at SECTION 1.2(D).

            (b) RELEASE OF SURETIES AND BONDS. Buyer shall cause Sellers to be released of all sureties and bonds within one hundred eighty (180) days of the Closing Date. In addition to the foregoing, Buyer shall obtain a replacement bond in its name for the bond currently in place with respect to the Land and the operation of the Landfill not later than such time as the Permit Application is transferred to Buyer hereunder; and Buyer shall cause Sellers to be released from such bond at such date.

            (c) FILING OF REGISTRATION STATEMENT. Buyer shall, reasonably promptly after all requisite information (including pro forma financial information) becomes available therefor but in no event later than March 30, 1997, file a Form S-3 registration statement with the Securities and Exchange Commission to effect the registration of the resale of the shares of common stock issuable upon exercise of the Warrants under the Securities Act and use its best efforts to cause such registration statement to become effective by June 30, 1997; and Buyer shall maintain the effectiveness of such registration statement until the exercise period of the Warrants has expired and the shares issuable upon exercise of the Warrants have been resold; and in the event that after the effective date of the registration statement resales may not be made under such registration statement for a consecutive period of at least forty-five (45) days, whether as a result of the staleness of financial statements of Buyer or otherwise, Buyer shall take such actions (including without limitation giving Sellers the right to demand registration on some other form of registration statement), or shall grant Sellers such other benefits, as will afford Sellers the economic benefits of selling the shares in a registered transaction.

      SECTION 9.3 SELLERS' COVENANTS.

            (a) EXPANSION PERMIT. Sellers will use their commercially reasonable best efforts at Sellers' expense to obtain from the TNRCC the approval of the application to expand the Permit on substantially the terms set forth in the Permit Application. Sellers' obligation pursuant hereto will terminate at such time as the parties have received a draft permit on substantially the terms applied for, and have made adequate arrangements for the transfer of such expansion permit to Buyer; and in the event the TNRCC finally denies such application or the transfer of the expansion permit to Buyer, Buyer shall be entitled to payment to the extent set forth in SECTION 2.6.

            (b) MAINTAIN SUBJECT ASSETS AND OPERATIONS; NON-SOLICITATION OF EMPLOYEES. In the period of time from the Closing to the Closing Date, Sellers shall (i) carry on their businesses in the ordinary course consistent with past practices and in compliance with all applicable laws, rules and regulations, except where failure to be in such compliance would not have a material adverse effect on Buyer, (ii) use their reasonable efforts to collect their accounts receivable, (iii) use their reasonable efforts to preserve their business organization, maintain their rights and franchises, keep available the services of their officers and employees and preserve the goodwill and their relationships with customers, suppliers and others having business dealings with them, (iv) use their reasonable efforts to preserve in full force and effect all leases, operating agreements, easements, rights-of-way, permits, licenses, contracts and other agreements which relate to their assets (other than those expiring by their terms and those whose failure to preserve would not have a material adverse effect on Buyer), (v) use their reasonable efforts to perform or cause to be performed all of their obligations in or under any of such leases, agreements and contracts, except where the failure to perform would not have a material adverse effect on Buyer, and
      (vi) consistent with past practices, use their reasonable efforts to safeguard and maintain secure all engineering data, reports and other confidential data in the possession of Sellers relating to their assets. For a period terminating six months after the Closing Date, Sellers further covenant not to call upon any Transferred Employee with the intent of enticing such employee away from or out of the employ of Buyer. As used herein, the term "TRANSFERRED EMPLOYEE" means any person who is employed by Sellers in connection with Sellers' operation of businesses primarily related to the Subject Assets prior to the Closing Date and who becomes an employee of Buyer immediately after the Closing Date; PROVIDED HOWEVER, that from and after the time any such persons ceases to be employed by Buyer or its subsidiaries, for any reason, and Sellers have not breached their covenants hereunder in respect of such former employee, such former employee shall cease to be a "TRANSFERRED EMPLOYEE."

      SECTION 9.4       COVENANTS OF EACH PARTY.

            (a) REARLOAD CUSTOMER CONTRACTS. Sellers shall take such action as is required to hold Buyer harmless in respect of any Rearload Customer Contract as to which approval is required and has not been obtained. In the event such provision involves Sellers' retention of the

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      obligation to perform such contract, Sellers may, in satisfaction of the preceding sentence, reacquire the motor vehicles and the equipment dedicated to performing such contract and pay to Buyer the net book value thereof.

                                  ARTICLE 10.
                                INDEMNIFICATION

      SECTION 10.1 INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER. In the event Sellers breach any of their representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to
SECTION 5.2 above, provided that Buyer makes a written claim for indemnification against Sellers pursuant to SECTION 11.2 below within such survival period, then Sellers agree to indemnify Buyer from and against any Losses (as hereinafter defined) Buyer shall suffer caused proximately by the breach. As used in this Agreement, "LOSSES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but net of all insurance proceeds or similar reimbursements or recoveries, and after giving effect to any tax savings resulting from such indemnified matter.

      SECTION 10.2      INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLERS.

            (a) In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to SECTION 6.2 above, provided that Sellers make a written claim for indemnification against Buyer pursuant to
      SECTION 11.2 below within such survival period, then Buyer agrees to indemnify Sellers from and against the entirety of any Losses Sellers shall suffer caused proximately by the breach.

            (b) Buyer agrees to indemnify Sellers from and against the entirety of any Losses Sellers shall suffer caused by any liability of Sellers which is an Assumed Liability.

      SECTION 10.3 PROCEDURE FOR INDEMNIFICATION OF THIRD PARTY CLAIMS. Promptly after a party hereto (hereinafter the "INDEMNIFIED PARTY") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("THIRD PERSON") or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to this Agreement (hereinafter the "INDEMNIFYING PARTY"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding (the "NOTICE"). The Notice shall state the nature and the specific basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party, after receipt of the Notice, may defend and settle, at its own expense and by its own counsel, each such matter; PROVIDED, HOWEVER, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnified Party if such judgment or settlement requires the Indemnified Party to take, or refrain from taking, any actions other than the payment of monetary damages to be paid by the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing. Such separate representation shall be at the cost and expense of the Indemnified Party as long as the Indemnifying Party is pursuing the defense of such matter diligently, reasonably and in good faith. If the Indemnifying Party within fifteen (15) days fails to acknowledge in writing to the Indemnified Party its obligation to defend any such matter or does not assume the defense hereunder

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
within fifteen (15) days diligently, reasonably and in good faith, the Indemnified Party may undertake such defense through counsel of its choice and at the Indemnifying Party's expense.

      SECTION 10.4 NEGLIGENCE AND STRICT LIABILITY. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, THE PARTIES HERETO SHALL BE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE STRICT LIABILITY OR NEGLIGENCE OF THE PARTY INDEMNIFIED. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

      SECTION 10.5 SUBROGATION. Any party providing indemnification hereunder shall be entitled to subrogation as to all rights of the indemnified party in respect of such indemnified matter to the extent of amounts paid by the indemnifying party as a result of such matter.

      SECTION 10.6 LIMITATIONS ON INDEMNIFICATION PROVISIONS; EXCLUSIVE REMEDY.

            (a) DEDUCTIBLE AND MAXIMUM AGGREGATE LIABILITY. No party shall be entitled to indemnity hereunder for any misrepresentation or breach of warranty until the Losses suffered by such party as a result thereof shall exceed $75,000 in the aggregate and then only for Losses in excess of such amount. In addition to the foregoing, the maximum amount of Losses that either party may recover from the other on account of indemnification for all misrepresentations and breaches of warranties hereunder shall be $2,200,000 in the aggregate.

            (b) WAIVER OF NON-COMPENSATORY DAMAGES. No Indemnified Party shall be entitled to recover from an Indemnifying Party for any losses, costs, expenses, or damages as to which indemnification is provided under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees, suffered by such party; and Buyer and Sellers waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to the indemnification provisions hereof.

            (c) WAIVER OF RIGHT TO RESCISSION. Sellers and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Sellers waive any right to rescind this Agreement or any of the transactions contemplated hereby.

            (d) MITIGATION OBLIGATION. Each person entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

            (e) EXCLUSIVE REMEDY; WAIVER AND RELEASE. The indemnifications under this ARTICLE 3, and enforcement of the various agreements and instruments executed pursuant hereto at the Closing, shall be Buyer's and Sellers' sole and exclusive remedies, each against the other, with respect to matters arising under this Agreement, of any kind or nature, or relating to the Houston Commercial Business, the Rearload Business, the ownership, operation, management, use or control of the Subject Assets. Buyer and Sellers hereby waive and release any other

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
      rights, remedies, causes of action or claims that they have or that may arise against the other with respect to matters arising under this Agreement, of any kind or nature, or relating to the Houston Commercial Business, the Rearload Business, the ownership, operation, management, use or control of the Subject Assets.

                                  ARTICLE 11.
                                    GENERAL

      SECTION 11.1 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

      SECTION 11.2 NOTICES. All notices or communications required or permitted under this Agreement shall be given in writing and served either by personal delivery, overnight courier or by deposit in the United States mail and sent by first class registered or certified mail, return receipt requested, postage prepaid:

     If to Sellers:          Sellers/Purchase and Sale of Assets Agreement
                             c/o USA Waste Services, Inc.
                             2777 Allen Parkway, Suite 700
                             Houston, Texas 77019-2155
                             Attn:  President

     with copies to:         USA Waste Services, Inc.
                             5400 LBJ Freeway, Suite 300 - Tower One
                             Dallas, Texas  75240
                             Attn:  Gregory T. Sangalis

     and:                    Mayor, Day, Caldwell & Keeton, L.L.P.
                             700 Louisiana, Suite 1900
                             Houston, Texas  77002
                             Attn:  Roy E. Bertolatus

     If to Buyer:            TransAmerican Waste Industries, Inc.
                             314 North Post Oak Lane
                             Houston, Texas 77024
                             Attn:  David Green

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three days after deposit in the U.S. mail as provided above, or when actually received, if earlier. Either party may change the address for notices or communications to be given to it by written notice to the other party given as provided in this Section.

      SECTION 11.3 USE OF NAME. Sellers hereby consent to the use by Buyer of the name "Sanifill" and any variation or derivation thereof and any trademarks, service marks, trade names, trade dress, logos, business and product names and slogans for a period of (a) 90 days after the Closing Date in connection with controllable invoicing; (b) 180 days after the Closing Date in connection with
(i) the identifying marks on the trucks forming a part of the Subject Assets and
(ii) the phone identification of the businesses; and (c) one year after the Closing Date in connection with identifying marks on containers

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
as of the Closing Date. Not later than fifteen days after the Closing Date, Buyer shall take all action necessary to change the corporate name of any Transferred Corporation to a name dissimilar to "Sanifill"; and following the expiration of the periods set forth herein, Buyer will discontinue its limited uses of the name "Sanifill" and the related intellectual property rights permitted hereunder.

      SECTION 11.4 ENTIRE AGREEMENT. This Agreement, the Schedules hereto and the other agreements referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

      SECTION 11.5 EXPENSES OF TRANSACTION. Each of Buyer and Sellers will bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys and accountants.

      SECTION 11.6 BROKER'S COMMISSION. Sellers represent and warrant to Buyer and Buyer represents and warrants to Sellers that the warranting party has had no dealing with any dealer, broker or agent so as to entitle such dealer, broker or agent to a commission or fee in connection with the sale of the Subject Assets to Buyer. If for any reason a commission or fee shall become due, the party dealing with such dealer, broker or agent shall pay such commission or fee and agrees to indemnify and save the other party harmless from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expense relating to such claim.

      SECTION 11.7 MODIFICATION; REMEDIES CUMULATIVE. This Agreement may not be changed, amended, terminated, augmented, rescinded or otherwise altered, in whole or in part, except by a writing executed by the parties hereto. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      SECTION 11.8 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable and so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired hereby.

      SECTION 11.9 AVAILABILITY OF RECORDS. Buyer shall cooperate in providing Sellers with copies of, or reasonable access to, such records as Sellers may need in connection with any audit, claim, challenge or review of Sellers' tax liabilities, including any tax liabilities relating to its operation of the Houston Commercial Business or the Rearload Business.

      SECTION 11.10 SALES AND OTHER TAXES. The parties hereto will use reasonable efforts to minimize all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees ("TRANSFER TAXES") and will equally share such Transfer Taxes payable in connection with the transaction contemplated hereby; PROVIDED, HOWEVER, that the first $50,000 of such Transfer Taxes shall be borne by Sellers. Sellers shall prepare and timely file all tax returns required to be filed in respect of Transfer Taxes. Sellers' preparation of any such tax returns involving payments for which Buyer will share the cost shall be subject to Buyer's approval, which approval shall not be withheld unreasonably.

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
      SECTION 11.11 ALLOCATION OF PURCHASE PRICE. The parties will attempt to agree on the allocation of the purchase price among the Subject Assets prior to the Closing. In the event they are unable to agree on such allocation, neither party shall have any liability or obligation to the other in connection with the other party's allocation.

      SECTION 11.12 DEFINITION OF KNOWLEDGE. As used herein, the terms "knowledge," "best of knowledge," "with knowledge," "knowingly" and the like refer to matters that are actually known by the executive officer having responsibility for the matter as to any corporation or entity making the applicable representation, without any implied duty of investigation on the part of such executive officer.

      SECTION 11.13 CONSTRUCTION. Buyer and Sellers have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Buyer and Sellers and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "INCLUDING" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

      SECTION 11.14 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF. BUYER AND SELLERS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF TEXAS SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY OF SUCH DOCUMENTS MAY NOT BE ENFORCED IN OR BY SAID COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A TEXAS OR FEDERAL COURT. BUYER AND SELLERS HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

      SECTION 11.15 DTPA WAIVER. BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), OF THE TEXAS BUSINESS AND COMMERCE CODE. TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER REPRESENTS TO SELLERS THAT IT (A) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (B) HAS, EITHER BY ITSELF OR TOGETHER WITH ANY ENTITY THAT CONTROLS IT, ASSETS OF $25 MILLION OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, (C) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO

EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY, AND (D) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                  BUYER:

                             TRANSAMERICAN WASTE INDUSTRIES, INC.

                             By: /s/ TOM J. FATJO
                             Name: Tom J. Fatjo
                             Title: President & Chairman

                  SELLERS:

                             SANIFILL, INC.

                             By: /s/ ARTHUR W. JOHNSON
                             Name: Arthur W. Johnson
                             Title: Authorized Representative & Attorney-in-Fact

                             SANIFILL OF TEXAS HAULING, INC.

                             By: /s/ ARTHUR W. JOHNSON
                             Name: Arthur W. Johnson
                             Title: Authorized Representative & Attorney-in-Fact

                             SUNRAY SERVICES, INC.

                             By: /s/ ARTHUR W. JOHNSON
                             Name: Arthur W. Johnson
                             Title: Authorized Representative & Attorney-in-Fact

                             S & J LANDFILL LIMITED PARTNERSHIP

                             By: /s/ ARTHUR W. JOHNSON
                             Name: Arthur W. Johnson
                             Title: Authorized Representative & Attorney-in-Fact

                             BRAZORIA COUNTY RECYCLING CENTER, INC.

                             By: /s/ ARTHUR W. JOHNSON
                             Name: Arthur W. Johnson
                             Title: Authorized Representative & Attorney-in-Fact

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